CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ARISTA NETWORKS, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
The name of the corporation is Arista Networks, Inc. (the “Corporation”). The Corporation, duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
1. That the Board of Directors of the Corporation duly adopted resolutions setting forth an Amendment to the Amended and Restated Certificate of Incorporation declaring Section 4.1 of the Article thereof numbered “IV” be amended and restated so that said Section 4.1 of Article IV shall read in its entirety as follows:
4.1. Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 4,100,000,000 shares, consisting of 4,000,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and 100,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). Upon the effectiveness of the certificate of amendment inserting this sentence into the certificate of incorporation of the Corporation (the “Split Effective Time”), each share of Common Stock issued and outstanding, and each share of Common Stock held by the Corporation as treasury stock, in each case as of immediately prior to the Split Effective Time, shall automatically, without further action on the part of the Corporation or any holder thereof, be subdivided and reclassified into four (4) validly issued, fully paid and nonassessable shares of Common Stock, reflecting a four (4) to one (1) stock split (the “Forward Stock Split”). Following the Split Effective Time, each certificate representing shares of Common Stock issued and outstanding immediately prior to the Split Effective Time shall be deemed to represent the number of shares of Common Stock into which the shares represented thereby have been subdivided and reclassified pursuant to the Forward Stock Split, until such certificate is surrendered to the Corporation for cancellation or exchange.
2. That the foregoing amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
3. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall become effective as of 4:30 p.m., local time in Wilmington, Delaware, on December 3, 2024.

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this third day of December, 2024.

ARISTA NETWORKS, INC.

By:	/s/ JAYSHREE ULLAL
Name:	Jayshree Ullal
Title:	President and Chief Executive Officer

[Signature Page to Certificate of Amendment]